Exhibit 99.1

InnerWorkings Announces Fourth Quarter and Full Year 2012 Results and 2013 Guidance

Announces record quarterly revenue, adjusted EBITDA and adjusted operating cash flow; forecasts 2013 organic revenue growth of 16 to 20 percent and EPS growth of 39 to 49 percent

CHICAGO--(BUSINESS WIRE)--InnerWorkings, Inc. (NASDAQ: INWK), a leading global marketing supply chain company, today reported results for the fourth quarter and fiscal year ended December 31, 2012.

Quarterly Highlights:

•	Record revenue of $208.0 million, an increase of 19% compared to revenue of $175.2 million in the fourth quarter of 2011. Growth was driven by 16% organic growth in this quarter versus the fourth quarter of 2011.

•	Record adjusted cash flow generated from operations of $21.9 million, an increase of 94% compared to $11.3 million in the fourth quarter of 2011. Please refer to the non-GAAP reconciliation table below for more information.

•	Adjusted diluted earnings per share increased by 25% to $0.15 per diluted share in the fourth quarter, compared to $0.12 per adjusted diluted share in the year-earlier period. Please refer to the non-GAAP reconciliation table below for more information.

•	Record adjusted EBITDA of $12.5 million, compared to $11.2 million in the year-earlier period. Please refer to the non-GAAP reconciliation table below for more information.

Fiscal Year Highlights:

•	Record revenue for fiscal year 2012 of $797.7 million, an increase of 26% compared to revenue of $633.8 million in fiscal year 2011. Growth was driven by 19% organic growth year-over-year.

•	Adjusted cash flow generated from operations of $20.7 million in 2012, compared to $29.0 million in fiscal year 2011. Please refer to the non-GAAP reconciliation table below for more information.

•	Full year adjusted diluted earnings per share increased by 17% to $0.41 in 2012 compared to $0.35 in 2011. Please refer to the non-GAAP reconciliation table below for more information.

•	Adjusted EBITDA was $45.3 million, an increase of 20% compared to $37.6 million in fiscal year 2011. Please refer to the non-GAAP reconciliation table below for more information.

•	Full year 2012 enterprise account growth was 30% driven by the successful ramp-up of several new large enterprise client contracts and full year middle market account growth was 15% driven primarily by strong inside sales results.

“2012 was a record year for InnerWorkings, driven by over $100 million of organic revenue from new enterprise clients,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We invested wisely in our global platform last year, built up our inside sales business, and added the necessary leadership across our international organization to drive our future growth. We enter this year with a strong sense of confidence in our ability to win new large contracts that will again drive strong organic growth in 2013 and beyond.”

Additional fourth quarter 2012 financial and operational highlights include the following:

•	80% of the Company’s revenue was generated from domestic sales, while 20% was derived from international sales activity. Enterprise clients accounted for 75% of sales with middle market clients accounting for 25% of sales.

•	The Company had a net benefit on the change in fair value of contingent consideration of $3.5 million related to acquisitions in Europe, which was recorded in the fourth quarter of 2012. All InnerWorkings acquisitions are structured under a contingent consideration arrangement, pursuant to which earn-out payments will not be made unless certain performance measures are met. Due to the softness in Europe, some of the applicable performance measures were not met in the fourth quarter of 2012, and as a result, the Company recorded a net benefit to release a portion of its contingent consideration obligations. Please refer to the non-GAAP reconciliation table below for more information.

•	The Company also recorded an incremental non-cash stock-based compensation expense of $2.0 million due to a better than forecasted employee retention rate than was assumed at the date of equity grant.

•	Net debt declined by 26% sequentially and stood at $47.8 million at the end of the fourth quarter. The debt-to-leverage ratio was at a four year low of 1.4 times trailing twelve month adjusted EBITDA at the end of the fourth quarter.

“We were not only able to maintain our growth and execute against our strategy by investing in the business over the past year, but we also made significant contributions to strengthen our balance sheet,” said Joseph M. Busky, Chief Financial Officer. “We look forward to seeing our strategic 2012 investments in inside sales, Brazil and China turn profitable in 2013.”

Revenue Growth - Comparing 2012 to 2011
	Q4 $(MM)	Q4%	FY’12 $(MM)	FY’12%
	Change	Change	Change	Change
New Enterprise Account Growth	$25	14%	$102	16%
New Middle Market Growth	$4	2%	$14	2%
Same Customer Spend	$0	0%	$3	1%
2011-2012 Acquisitive Growth	$4	2%	$45	7%
Total Revenue Growth	$33	19%	$164	26%
Total Organic Revenue Growth	$29	16%	$120	19%

Outlook

The Company anticipates 2013 annual revenue of $930 million to $960 million, which reflects 16 to 20 percent organic growth. GAAP diluted earnings per share are expected to range between $0.57 to $0.61 in 2013, which reflects growth of 39 to 49 percent versus 2012 adjusted diluted earnings per share excluding legal settlement expense of $0.41.

Conference Call

A conference call will be broadcast live on Wednesday, February 13, 2013 at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

To access the conference call by telephone, interested parties may dial (877) 771-7024. Interested parties are also invited to listen to the live webcast by visiting the “Events & Presentations” section of InnerWorkings’ website at investor.inwk.com/events.cfm.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL, employs approximately 1,300 individuals, and maintains 46 global offices. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission:

•	Non-GAAP Adjusted EBITDA, which represents income from operations with the addition of depreciation and amortization, stock-based compensation expense, any change in the fair value of contingent consideration liabilities, and excluding legal settlement expense;

•	Non-GAAP Adjusted Operating Cash Flow, which represents net cash provided by (used in) operating activities, excluding the adjustment for cash tax benefits arising from option exercises and the pre-payment of VAT assessments in the United Kingdom; and

•	Non-GAAP Earnings per Diluted Share, which represents earnings per diluted share, excluding legal settlement expense.

We believe that Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP Earnings per Diluted Share provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP Earnings per Diluted Share are used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP Earnings per Diluted Share may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For reconciliations of these non-GAAP financial measures to the nearest comparable GAAP measures, see "Reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Cash Flow and Non-GAAP Earnings per Diluted Share" included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Revenue	$175,234,543	$207,986,321	$633,846,120	$797,698,870
Cost of goods sold	132,634,714	158,683,629	484,483,592	612,275,393
Gross profit	42,599,829	49,302,692	149,362,528	185,423,477
Operating expenses:
Selling, general and administrative expenses	32,258,617	36,320,495	115,624,276	143,632,284
Depreciation and amortization	2,781,934	2,713,120	10,171,758	10,790,452
Preference claim settlement charge	-	1,099,386	950,000	1,099,386
VAT settlement charge	-	1,485,088	-	1,485,088
Income from operations	7,559,278	7,684,603	22,616,494	28,416,267
Total other income (expense)	582,779	(159,936)	1,879,122	(1,081,138)
Income before taxes	8,142,057	7,524,667	24,495,616	27,335,129
Income tax expense	2,377,452	1,551,211	8,102,609	8,223,241
Net income	$5,764,605	$5,973,456	$16,393,007	$19,111,888

Basic earnings per share	$0.12	$0.12	$0.35	$0.39
Diluted earnings per share	$0.12	$0.12	$0.34	$0.37

Weighted average shares outstanding, basic	46,658,537	50,012,513	46,428,443	48,811,218
Weighted average shares outstanding, diluted	49,188,391	51,781,752	48,826,958	51,409,819

Consolidated Balance Sheets

	December 31,
	2011	2012

Cash and cash equivalents	$13,219,385	$17,218,899
Short-term investments	1,129,757	-
Accounts receivable, net of allowance for doubtful accounts	124,946,621	149,246,568
Unbilled revenue	28,318,751	30,798,230
Inventories	14,201,606	17,406,863
Prepaid expenses	11,066,451	16,210,053
Other current assets	15,605,267	22,565,321
Total long-term assets	249,165,348	268,797,648
Total assets	$457,653,186	$522,243,582

Accounts payable-trade	$102,290,443	$121,132,051
Other current liabilities	46,091,094	52,260,288
Revolving credit facility	60,000,000	65,000,000
Other long-term liabilities	67,769,862	60,689,936
Total stockholders' equity	181,501,787	223,161,307
Total liabilities and stockholders' equity	$457,653,186	$522,243,582

Cash Flow Data

	Twelve Months Ended December 31,
	2011	2012
Net cash provided by operating activities	$27,830,536	$8,200,443
Net cash used in investing activities	(33,575,352)	(14,706,533)
Net cash provided by financing activities	14,067,712	10,794,780
Effect of exchange rate changes on cash and cash equivalents	(362,783)	(289,176)
Increase (decrease) in cash and cash equivalents	7,960,113	3,999,514
Cash and cash equivalents, beginning of period	5,259,272	13,219,385
Cash and cash equivalents, end of period	$13,219,385	$17,218,899

Reconciliation of Adjusted EBITDA, Adjusted Operating Cash Flows and Adjusted Diluted earnings per share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012

Operating income	$7,559,278	$7,684,603	$22,616,494	$28,416,267
Depreciation and amortization	2,781,934	2,713,120	10,171,758	10,790,452
Stock-based compensation expense	1,087,157	3,021,797	3,976,187	6,192,870
Preference claim settlement charge	-	1,099,386	950,000	1,099,386
VAT settlement charge	-	1,485,088	-	1,485,088
Change in fair value of contingent consideration	(255,223)	(3,522,454)	(147,529)	(2,724,978)
Adjusted EBITDA	$11,173,146	$12,481,540	$37,566,910	$45,259,085

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012

Net cash provided by operating activities	$10,807,280	$21,300,927	$27,830,536	$8,200,443
Excess tax benefit from exercise of stock awards *	477,629	570,433	1,144,345	8,922,623
Prepayment of VAT assessment in United Kingdom **	-	-	-	3,604,866
Adjusted net cash provided by operating activities	$11,284,909	$21,871,360	$28,974,881	$20,727,932

* Represents a U.S. tax deduction in an amount equal to the excess of the market price of the stock on the date of exercise over exercise price.
** Represents a payment made to Her Majesty's Revenue and Customers for VAT assessments which the company is close to settling.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Net income	$5,764,605	$5,973,456	$16,393,007	$19,111,888
Preference claim settlement charge, net of tax	-	668,449	577,619	668,449
VAT settlement charge, net of tax	-	1,121,241	-	1,121,241
Net income, excluding legal settlement expense	$5,764,605	$7,763,146	$16,970,626	$20,901,578

Weighted average shares outstanding, diluted	49,188,391	51,781,752	48,826,958	51,409,819

Adjusted Diluted EPS, excluding legal settlements	$0.12	$0.15	$0.35	$0.41

Contacts

InnerWorkings, Inc.
Patti K. Doyle, (312) 784-2607
pdoyle@inwk.com

Source: InnerWorkings, Inc.